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                                                                     EXHIBIT 8.1

                [Letterhead of Wachtell, Lipton, Rosen & Katz]


                                 July 1, 1998


Western Atlas Inc.
10205 Westheimer Road
Houston, TX 77042-3115


Ladies/Gentlemen:

          We have acted as special counsel to Western Atlas, Inc., a Delaware corporation ("Western Atlas"), in connection with the proposed merger (the "Merger") of Baker Hughes Delaware I, Inc., a Delaware corporation
("Merger Sub") and wholly-owned subsidiary of Baker Hughes Incorporated, a Delaware corporation ("Baker Hughes"), with and into Western Atlas, pursuant to the Agreement and Plan of Merger (the "Agreement") dated as of May 10, 1998, by and among Baker Hughes, Western Atlas, and Merger Sub. At your request, and in connection with the filing of the Registration Statement of Baker Hughes on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission in connection with the Merger, we are rendering our opinion concerning certain federal income tax consequences of the Merger.


          For purposes of the opinion set forth below, we have relied, with the consent of Western Atlas and the consent of Baker Hughes, upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained, respectively, in the certificates of the officers of Western Atlas and Baker Hughes dated the date hereof, and have assumed that such statements and representations will be complete and accurate as of the Effective Time and that all representations made to the knowledge of any person or entity or with similar qualification are and will be true and correct as if made without such qualification. We have also relied upon the accuracy of the Registration Statement and the joint proxy statement/prospectus of Western Atlas and Baker
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Hughes (the "Joint Proxy Statement/Prospectus") filed with the Securities and
Exchange Commission in connection with the Merger. Any capitalized term used and not defined herein has the meaning given to it in the Joint Proxy Statement/Prospectus or the appendices thereto (including the Agreement).

     We have also assumed that: (i) the transactions contemplated by the Agreement will be consummated in accordance therewith and as described in the Joint Proxy Statement/Prospectus (and no transaction or condition stated therein and material to this opinion will be waived by any party); (ii) Merger Sub is a transitory corporation formed solely for the purpose of effecting the Merger; and (iii) the Merger will qualify as a statutory merger under the applicable laws of the State of Delaware.

     Based upon and subject to the foregoing, it is our opinion, under currently applicable United States federal income tax law, that: (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and
(ii) no gain or loss will be recognized by Western Atlas stockholders who exchange all of their Western Atlas Common Stock solely for Baker Hughes Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Baker Hughes Common Stock).

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references to us under the captions "SUMMARY -- Certain Federal Income Tax Consequences" and "THE MERGER -- Certain Federal Income Tax Consequences." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

     This opinion relates solely to certain federal income tax consequences of the Merger and no opinion is expressed as to the tax consequences under any foreign, state or local tax law or under any federal tax law other than those pertaining to the income tax.

     We are furnishing this opinion to you solely in connection with the Merger and this opinion is not to be relied upon, circulated, quoted or otherwise referred to by other persons for any purpose.

                              Very truly yours,

                              /s/ WACHTELL, LIPTON, ROSEN & KATZ

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